Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com
June 4, 2003 Spectrum Pharmaceuticals, Inc. 157 Technology Drive Irvine, California 92612	Boston Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Milan Moscow	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Silicon Valley Singapore Tokyo Washington, D.C.
File No. 029455-0002

Re:	Registration of 6,366,968 shares of common stock, par value $.001 per share, of Spectrum Pharmaceuticals, Inc., pursuant to a Registration Statement on Form S-3

Ladies & Gentlemen:

In connection with the registration for resale of 6,366,968 shares of common stock, par value $.001 per share (the “Common Stock”), of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 2,553,192 shares of Common Stock (the “Conversion Shares”) which are initially issuable upon conversion of the Company’s Series D 8% Cumulative Convertible Voting Preferred Stock, par value $0.001 per share (the “Preferred Stock”), issued to eight selling stockholders named in the Registration Statement; (ii) 2,813,776 shares of Common Stock (the “Warrant Shares”) which are issuable upon exercise of warrants (the “Warrants”) issued to ten selling stockholders named in the Registration Statement; and (iii) 1,000,000 shares of Common Stock which may be issued as payment of dividends on the Preferred Stock (the “Dividend Shares”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and original issuance of the Preferred Stock and Warrants. We are also familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Conversion Shares, Warrant Shares and Dividend Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Page 2 May 29, 2003

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

Subject to the foregoing, it is our opinion that:

1. The Conversion Shares have been duly authorized and reserved for issuance, and upon issuance and delivery of the Conversion Shares upon conversion of the Preferred Stock in accordance with the Certificate of Designations, Rights and Preferences of the Preferred Stock filed with the Secretary of State of Delaware (the “Certificate”), the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and reserved for issuance, and upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable.

3. Upon adoption by the Board of Directors of the Company of a resolution in form and content as required by the DGCL authorizing the issuance of the Dividend Shares in accordance with the Certificate, the Dividend Shares will be duly authorized, and upon issuance and delivery of the Dividend Shares in the manner contemplated by such resolution, and in accordance with the Certificate and any applicable restrictions on payment of dividends under the DGCL, the Dividend Shares, when issued, will be validly issued, fully paid and nonassessable.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,

/s/ Latham & Watkins